Exhibit 10.6

                                JANUARY 2004
                            EMPLOYMENT AGREEMENT
                                 EXTENSION


     This Agreement is made this 27th of January 2004, and extends the Employment Agreement dated March 26, 2002 and any and all extensions made Thereafter (hereafter "the Employment Agreement"), by and between CASCADE BANK a State Chartered Banking Institution (hereafter "Cascade" or "Employer") and CAROL KOBUKE NELSON (hereafter called "Employee"). Employer and Employee are sometimes collectively referred to herein as the "Parties."

     W I T N E S S E T H:

     WHEREAS, Employer's Board of Directors desire to extend the employment agreement wherein Employee serves as President and Chief Executive Officer pursuant to the terms and conditions of the Employment Agreement; and

     WHEREAS, Employee desires to remain employed by Employer pursuant to the terms and conditions of the Employment Agreement and this extension thereto;

     NOW, THEREFORE, for and in consideration of the mutual promises hereafter set forth, the sufficiency of which is acknowledged, the Parties agree as follows:

     1.   One-Year Extension to Employment Agreement.
          ------------------------------------------

          The Employment Agreement shall be extended through December 31, 2006.

     2.   Compensation and Bonuses During Extension Period.
          -------------------------------------------------

          Employer shall pay Employee an annual base salary and bonus as set forth in the Employment Agreement through December 31, 2005 in accordance with that agreement. For the term of this extension (January 1, 2006 through December 31, 2006) Employee will be compensated as follows:

         (a) An annual base salary in an amount established by the Compensation Committee of the Board of Directors (who will review and establish a base salary for Employee on an annual basis during the term of the Employment Agreement and this Extension) and which base salary shall not be less than Two Hundred Twenty Thousand Five Hundred Dollars ($220,500.00), payable in equal installments, not less than monthly during the year;

         (b) A bonus equal to one and one-half percent (1 1/2%) of Cascade Bank's Net Profit Before Taxes (exclusive of all extraordinary gains and losses and calculated after deducting bonuses of all employees) for the period of January 1, 2006 through December 31, 2006. Employer shall advance to Employee a portion of said bonus in the sum of Twenty-Five Thousand Dollars ($25,000.00) per quarter for each of the first three quarters of 2006, and the

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balance paid immediately following the public release of yearend earning results. Provided, if Employee has received advance payments that exceed the total bonus earned hereunder, Employee shall immediately repay to Employer the amount of the excess.

     3. Balance of Employment Agreement to Remain in Force During Term of Extension.

     All other terms, provisions, and agreements contained in the Employment Agreement shall continue in full force and effect through the term of this extension.

     IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized Board Representative and Employee has signed this Agreement.

EMPLOYER                                      EMPLOYEE
CASCADE BANK

     /s/ Frank M. McCord                      /s/ Carol Kobuke Nelson
By: -----------------------------             -----------------------------
    Frank M. McCord                           Carol Kobuke Nelson
    Chairman of the Board of Directors